EXHIBIT 10-1

Employment Retention Agreement
This Employment Retention Agreement (the "Agreement") is made and entered into as of January 15, 2019, by and between Gannett Co., Inc. (the "Company") and Maribel Wadsworth (“Executive").

WHEREAS, the Company wants Executive to continue employment with the Company at least through April 1, 2020; and
WHEREAS, subject to the terms of this Agreement, Executive is willing to remain employed by the Company at least through April 1, 2020.
NOW THEREFORE, in consideration of Executive's continued employment as described in this Agreement, the Company and Executive agree as follows:
1.Retention Payment. Subject to the terms of this Agreement, Executive shall be eligible for, and the Company shall pay to Executive, a retention payment equal to $275,000, less applicable payroll withholdings and deductions (the "Retention Payment"); provided that Executive remains in continuous employment with the Company until April 1, 2020. Except as provided below, Executive shall not be eligible for, and shall not be paid, the Retention Payment if Executive’s employment with the Company is terminated for any reason on or prior to April 1, 2020, including, without limitation, a termination due to resignation or termination for Cause. Notwithstanding the foregoing, Executive shall be eligible for, and the Company shall pay, the Retention Payment to Executive if, before April 1, 2020, the Company terminates Executive's employment with the Company without Cause (a "Termination without Cause"), Executive’s employment is terminated by reason of the Executive’s death or permanent disability (as determined under the Company’s Long Term Disability Plan) (a “Death or Disability Termination”) or Executive voluntary retires from the Company after attaining age 55 with 5 years of service or after attaining age 65 (a “Retirement Termination”). In the event of a Retirement Termination, the Retention Payment shall be a pro rata portion of the total Retention Payment calculated based on a fraction whose numerator is the number of full calendar months of employment from the date of this Agreement until Executive’s retirement date and whose denominator is 15 (although the Company’s Executive Compensation Committee reserves the right to pay a greater amount up to the full Retention Payment at its sole discretion). Executive will earn a full calendar month’s credit if Executive is employed by the Company for at least fifteen (15) or more days of the calendar month. For purposes of this Agreement, “Cause” shall have the meaning set forth in the Gannett Co., Inc. Executive Severance Plan, as amended and restated as of December 6, 2018.
2.Payment. If Executive is eligible to receive the Retention Payment, the Company shall pay the Retention Payment (or the prorated Retention Payment for a Retirement Termination) to Executive in one lump sum cash payment (net of applicable withholdings and deductions) on the earlier of (i) the first regularly scheduled pay date after the date of the Executive’s termination by reason of the Executive’s Termination without Cause, Death or Disability Termination or Retirement Termination (as the case may be), or (ii) the first regularly scheduled pay date after April 1, 2020 if Executive remains employed with the Company through April 1, 2020.
3.Clawback. Notwithstanding anything to the contrary, the Retention Payment shall be subject to the Company’s Clawback Policy, dated as of December 9, 2015, as revised on December 7, 2018, and as may be further revised with retroactive effect.
4.At-will Employment. Nothing in this Agreement shall change Executive's status as an at-will employee of the Company, meaning that either the Company or Executive may terminate the employment relationship at any time and for any reason. In addition, for purposes of clarity and the avoidance of doubt, nothing in this Agreement shall change, modify or alter in any way Executive's participation or rights in any Company plan, program, or arrangement in which Executive is participating or under which Executive has rights.
5.Miscellaneous. This Agreement contains all of the understandings and representations between the Company and Executive relating to any retention payment and supersedes all prior and contemporaneous understandings, discussions, agreements, representations and warranties, both written and oral, with respect to any retention payment; provided, however that this Agreement shall not supersede any other written agreements between the Company and Executive, which shall remain in full force and effect. This Agreement shall be governed by the laws of the Commonwealth of Virginia without giving effect to the conflict of laws provisions thereof to the extent such rules would require or permit application of the laws of any other jurisdiction.
6.Section 409A. It is intended that payments made under this Agreement shall not result in penalty taxes or accelerated taxation pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Agreement shall be interpreted and administered in accordance with that intent.  If any provision of the Agreement would otherwise conflict with or frustrate this intent, that provision will be interpreted and deemed amended so as to avoid the conflict. Any payments that qualify for the “short-term deferral” exception under Section 409A of the Code shall be paid under the applicable exception.  Any references to termination of employment, date of termination, date of retirement or similar term shall mean and refer to the date

EXHIBIT 10-1

of Executive’s “separation from service,” as that term is defined in Section 409A of the Code and Treasury Regulation Section 1.409A-1(h). Notwithstanding any other provision of this Agreement to the contrary, if Executive is considered a “specified employee” for purposes of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the termination date), any payment that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code that is otherwise due to Executive under this Agreement during the six (6)-month period immediately following Executive’s separation from service (as determined in accordance with Section 409A of the Code) on account of Executive’s separation from service shall be accumulated and paid to Executive on the first (1st) business day of the seventh (7th) month following Executive’s separation from service (the “Delayed Payment Date”).  If Executive dies during the postponement period, the amounts and entitlements delayed on account of Section 409A of the Code shall be paid to the personal representative of Executive’s estate on the first to occur of the Delayed Payment Date or thirty (30) calendar days after the date of his or her death.

EXECUTIVE                        GANNETT CO., INC.
By: Robert J. Dickey

/s/ Maribel Wadsworth                 /s/ Robert J. Dickey
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